Exhibit 10.02

CARDINAL HEALTH, INC.

RESTRICTED SHARE UNITS AGREEMENT

On November 15, 2006 (the “Grant Date”), Cardinal Health, Inc, an Ohio corporation (the “Company”), has awarded to Mark W. Parrish (“Awardee”) 35,000 Restricted Share Units (the “Restricted Share Units” or “Award”), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the “Shares”) to Awardee as set forth herein. The Restricted Share Units have been granted pursuant to the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Restricted Share Units Agreement (this “Agreement”). Capitalized terms used in this Agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan.

1. Vesting. Subject to the provisions set forth elsewhere in this Agreement, the Restricted Share Units shall vest on November 15, 2009 (the “Vesting Date”). Notwithstanding the foregoing, in the event of a Change of Control prior to Awardee’s Termination of Employment, the Restricted Share Units shall vest in full.

2. Transferability. The Restricted Share Units shall not be transferable.

3. Termination of Employment. Except as set forth below, if a Termination of Employment occurs prior to the vesting of a Restricted Share Unit, such Restricted Share Unit shall be forfeited by Awardee. If a Termination of Employment occurs prior to the vesting in full of the Restricted Share Units by reason of Awardee’s death, by the Company other than as a Termination for Cause, or by the Awardee with “good reason” as defined in the employment letter agreement dated November 8, 2006, then any unvested Restricted Share Units shall vest in full and shall not be forfeited.

4. Triggering Conduct/Competitor Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall include the following: disclosing or using in any capacity other than as necessary in the performance of duties assigned by the Company and its Affiliates (collectively, the “Cardinal Group”) any confidential information, trade secrets or other business sensitive information or material concerning the Cardinal Group; violation of Company policies, including conduct which would constitute a breach of any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies signed by Awardee; directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Cardinal Group at any time within the 12 months prior to Awardee’s Termination of Employment; any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee; and breaching any provision of any employment or severance agreement with a member of the Cardinal Group. As used in this Agreement, “Competitor Triggering Conduct” shall include, either during Awardee’s employment or within one year following Termination of Employment, accepting employment with or serving as a consultant or advisor or in any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group (a “Competitor”), including, but not limited to, employment or another business relationship with any Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s employment with the Cardinal Group and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur.

5. Special Forfeiture/Repayment Rules. For so long as Awardee continues as an Employee with the Cardinal Group and for three years following Termination of Employment regardless of the reason, Awardee agrees not to engage in Triggering Conduct. If Awardee engages in Triggering Conduct during the time period set forth in the preceding sentence or in Competitor Triggering Conduct during the time period referenced in the definition of “Competitor Triggering Conduct” set forth in Paragraph 4 above, then:

(a) any Restricted Share Units that have not yet vested or that vested within the Look-Back Period (as defined below) with respect to such Triggering Conduct or Competitor Triggering Conduct and have not yet been settled by a payment pursuant to Paragraph 6 hereof shall immediately and automatically terminate, be forfeited, and cease to exist; and

(b) Awardee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by Awardee resulting from the settlement of all Restricted Share Units pursuant to Paragraph 6 hereof (measured as of the settlement date (i.e., the market value of the Restricted Share Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), minus (y) $1.00. If Awardee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Awardee’s Termination of Employment, but including any period between the time of Termination of Employment and the time of Awardee’s engaging in Competitor Triggering Conduct.

Awardee may be released from his or her obligations under this Paragraph 5 if and only if the Administrator (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this Paragraph 5 constitutes a so-called “noncompete” covenant. This Paragraph 5 does, however, prohibit certain conduct while Awardee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances, including, but not limited to, Awardee’s acceptance of employment with a Competitor. Awardee agrees to provide the Company with at least 10 days written notice prior to directly or indirectly accepting employment with, or serving as a consultant or advisor or in any other capacity to, a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Paragraph 5 and Awardee’s continuing obligations contained herein. No provision of this Agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including, but not limited to, any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void. Awardee acknowledges and agrees that the provisions contained in this Agreement are being made for the benefit of the Company in consideration of Awardee’s receipt of the Restricted Share Units, in consideration of employment, in consideration of exposing Awardee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee further acknowledges that the receipt of the Restricted Share Units and execution of this Agreement are voluntary actions on the part of Awardee and that the Company is unwilling to provide the Restricted Share Units to Awardee without including the restrictions and covenants of Awardee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraphs 4 and 5 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

6. Payment.

(a) Subject to the provisions of Paragraphs 4 and 5 of this Agreement, on the date of vesting of this Award, Awardee shall be entitled to receive from the Company (without any payment on behalf of Awardee other than as described in Paragraph 11) 5,000 of the Shares represented by such Restricted Share Unit.

(b) Subject to the provisions of Paragraphs 4 and 5 of this Agreement, on the six-month anniversary of the first date on which Awardee ceases to be an employee of the Company (unless such cessation does not constitute a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, and the regulations thereunder, in which case the settlement contemplated by this paragraph shall occur on the six-month anniversary of the first date that does so constitute a “separation from service”), Awardee shall be entitled to receive from the Company (without any payment on behalf of Awardee other than as described in Paragraph 11) the remaining 30,000 Shares represented by such Restricted Share Unit, if vested, provided, however, that, subject to the next sentence, in the event that such Restricted Share Units vest prior to the applicable Vesting Date as a result of the death of Awardee or as a result of a Change of Control, Awardee shall be entitled to receive the corresponding Shares from the Company on the date of such vesting. Notwithstanding the proviso of the preceding sentence, if Restricted Share Units vest as a result of the occurrence of a Change of Control under circumstances where such occurrence would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Code Section 409A applies to such distribution, such proviso shall not apply and Awardee shall be entitled to receive the corresponding Shares from the Company on the date that would have applied absent such proviso.

7. Dividend Equivalents. Awardee shall not receive cash dividends on the Restricted Share Units but instead shall, with respect to each Restricted Share Unit, receive a cash payment from the Company on each cash dividend payment date with respect to the Shares with a record date between the Grant Date and the settlement of such unit pursuant to Paragraph 6 hereof, such cash payment to be in an amount equal to the dividend that would have been paid on the Common Share represented by such unit. Cash payments on each cash dividend payment date with respect to the Shares with a record date prior to a Vesting Date shall be accrued until the Vesting Date and paid thereon (subject to the same vesting requirements as the underlying Restricted Share Units award).

8. Holding Period Requirement. If Awardee is classified as an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, on the Grant Date, then, as a condition to receipt of the Restricted Share Units, Awardee hereby agrees to hold, until the first anniversary of the applicable Vesting Date (or, if earlier, the date of Awardee’s Termination of Employment), the Shares issued pursuant to settlement of such units (less any portion thereof withheld in order to satisfy all applicable federal, state, local or foreign income, employment or other tax).

9. Right of Set-Off. By accepting these Restricted Share Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Awardee under this Agreement.

10. No Shareholder Rights. Awardee shall have no rights of a shareholder with respect to the Restricted Share Units, including, without limitation, Awardee shall not have the right to vote the Shares represented by the Restricted Share Units.

11. Withholding Tax.

(a) Generally. Awardee is liable and responsible for all taxes owed in connection with the Restricted Share Units (including taxes owed with respect to the cash payments described in Paragraph 7 hereof), regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Share Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Restricted Share Units or the subsequent sale of Shares issuable pursuant to the Restricted Share Units. The Company does not commit and is under no obligation to structure the Restricted Share Units to reduce or eliminate Awardee’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Restricted Share Units (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Awardee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Awardee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Awardee’s acceptance of this Agreement constitutes Awardee’s instruction and authorization to the Company to withhold on Awardee’s behalf the number of Shares from those Shares issuable to Awardee at the time when the Restricted Share Units become vested and payable as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations. The Company shall have the right to deduct from all cash payments paid pursuant to Paragraph 7 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

12. Beneficiary Designation. Awardee may designate a beneficiary to receive any Shares to which Awardee is entitled with respect to the Restricted Share Units which vest as a result of Awardee’s death. Notwithstanding the foregoing, if Awardee engages in Triggering Conduct or Competitor Triggering Conduct as herein defined, the Restricted Share Units subject to such beneficiary designation shall be subject to the Special Forfeiture/Repayment Rules and the Company’s Right of Set-Off or other right of recovery set forth in this Agreement, and all rights of the beneficiary shall be subordinated to the rights of the Company pursuant to such provisions of this Agreement. Awardee acknowledges that the Company may exercise all rights under this Agreement and the Plan against Awardee and Awardee’s estate, heirs, lineal descendants and personal representatives and shall not be limited to exercising its rights against Awardee’s beneficiary.

13. Governing Law/Venue. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Share Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought in state or federal courts located in Franklin County, Ohio, and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in Paragraphs 4 and 5 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Awardee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Awardee contained in this Agreement, the Cardinal Group shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, and Awardee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Cardinal Group hereunder or by law. In the event that it becomes necessary for the Cardinal Group to institute legal proceedings under this Agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

14. Action by the Administrator. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Administrator may delegate its functions under this Agreement to an officer of the Cardinal Group designated by the Administrator (hereinafter the “Designee”). In fulfilling its responsibilities hereunder, the Administrator or its Designee may rely upon documents, written statements of the parties or such other material as the Administrator or its Designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator or its Designee and that any decision of the Administrator or its Designee relating to this Agreement, including, without limitation, whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.

15. Prompt Acceptance of Agreement. The Restricted Share Unit grant evidenced by this Agreement shall, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.

16. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Unit grant under and participation in the Plan or future Restricted Share Units that may be granted under the Plan by electronic means or to request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of restricted share unit grants and the execution of restricted share unit agreements through electronic signature.

17. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

Attention: Chief Legal Officer

Facsimile: (614) 757-2797

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Awardee.

CARDINAL HEALTH, INC.

By:	/s/ R. Kerry Clark
R. Kerry Clark
Its:	President and Chief Executive Officer

ACCEPTANCE OF AGREEMENT

Awardee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the Plan Description dated February 22, 2006 pertaining to the Plan; (b) accepts this Agreement and the Restricted Share Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the agreement regarding “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/ Repayment Rules” set forth in paragraphs 4 and 5 above; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; (d) represents and warrants to the Company that he or she is purchasing the Restricted Share Units for his or her own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Share Units either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (e) agrees that no transfer of the Shares delivered in respect of the Restricted Share Units shall be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

/s/ Mark W. Parrish
Awardee’s Signature

2/8/07
Date

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